Exhibit 99.1

AMMO, Inc. Reports First Quarter Fiscal Year 2025 Financial Results

SCOTTSDALE, Ariz., August 8, 2024 (GLOBE NEWSWIRE) -- AMMO, Inc. (Nasdaq: POWW, POWWP) (“AMMO” or the “Company”), the owner of GunBroker.com, the largest online marketplace serving the firearms and shooting sports industries, and a leading vertically integrated producer of high-performance ammunition and components, today reported results for its first quarter of fiscal 2025, ended June 30, 2024.

First Quarter Fiscal 2025 vs. First Quarter Fiscal 2024

●	Net Revenues of $31.0 million
●	Gross profit margin of approximately 31.6% compared to 40.9%
●	Adjusted EBITDA of $2.0 million compared to $6.6 million
●	Net loss of ($7.1) million, compared to a net loss of ($1.1) million
●	Diluted EPS of ($0.07), compared to ($0.02)
●	Adjusted EPS of $0.01, compared to $0.05

GunBroker.com “Marketplace” Metrics – First Quarter 2025

●	Marketplace revenue of approximately $12.3 million
●	New user growth averaged approximately 25,000 per month
●	Average take rate increased to 6.2% compared to 5.8% in Q1 FY 2024

Jared Smith, AMMO’s CEO, commented “In our first quarter of fiscal 2025, we continued to make progress on the primary core initiatives for each of our business units, transforming our ammunition plant to higher margin rifle and pistol production and transforming our marketplace into an innovative ecommerce leader.

“We have been building ammunition inventories to accelerate sales this fall for the launch of our new premium rifle hunting segments, and we started delivering on our 12.7X108 cases under our contractual obligations to ZRO Delta. At GunBroker, we see take rates further increasing in the quarters ahead as we push ahead with our Gearfire financing solution, and an anticipated increase in non-firearm accessory sales as we monetize the algorithms and tune our cross-selling capabilities,” Mr. Smith concluded.

First Quarter 2025 Results

We ended the first quarter of our 2025 fiscal year with total revenues of approximately $31.0 million in comparison to $34.3 million in the prior year quarter. Our ammunition segment made up $18.7 million of the total revenues and our marketplace segment generated the remaining $12.3 million in revenues. The decrease in revenue was primarily related to a decrease in activity across both our reporting segments, which we believe decreased as a result of the current macroeconomic environment impacting our industry as well as others.

Cost of revenues was approximately $21.2 million for the quarter compared to $20.2 million in the comparable prior year quarter. Cost of revenues for our marketplace segment was $1.8 million and our ammunition segment cost of revenues were $19.4 million.

This resulted in a total gross margin for the quarter of $9.8 million or 31.6% compared to $14.0 million or 40.9% in the prior year period. Our marketplace segment gross margin was $10.5 million or 85.6%. The gross margin for our ammunition segment was negative $0.7 million or (4.0%).

The increase in cost of revenues and decrease in gross profit margin was related to the shift in sales mix and production inefficiencies in our ammunition segment in comparison to the prior year period.

Although our margins decreased from the prior year period, the robust margins on GunBroker continue to hold strong, and while the margins in the ammunition segment remained down as the plant ramp is still underway, we are beginning to see increased production throughput and expect that we will see increased product marginality in future periods if we are able to continue with this trend.

There was approximately $6.3 million of nonrecurring expenses in the quarter related to legal and professional fees, which we have included as an addback to adjusted EBITDA. The $6.3 million of nonrecurring expenses also included a $3.2 million expense related to a contingency stemming from litigation GunBroker was involved with prior to our acquisition. We expect to recover 2.9 million shares of common stock as a result of this settlement, which will be cancelled and returned to our authorized but unissued share pool.

For the quarter, we recorded Adjusted EBITDA of approximately $2.0 million, compared to prior year quarter Adjusted EBITDA of $6.6 million.

This resulted in a loss per share of $0.07 for the quarter or Adjusted Net Income per Share of $0.01 in comparison to a loss per share of $0.02 in the prior year quarter or Adjusted Net Income per Share of $0.05.

Looking forward, we are continuing to focus on streamlining our manufacturing processes, which should improve product throughput and marginality. For GunBroker, efforts to offer a flexible financing option to customers is well underway as well as our cross-selling solution which provides our users with the ability to view and purchase compatible items when going through the checkout process. We expect these enhancements will drive sales growth through better functionality and enhanced purchasing power of buyers.

Our financial position remains strong given our net working capital position as we have reported $134.0 million in current assets including $50.8 million of cash and cash equivalents along with $42.3 million of current liabilities. We believe this strong position will continue to stimulate our transformation efforts.

We repurchased approximately 580,000 shares of our common stock under our repurchase plan in the reported quarter, bringing us to just over 1.9 million total shares repurchased under the plan since December 2022.

Conference Call

Management will host a conference call at 5:00 PM ET today, August 8, 2024, to review financial results and provide an update on corporate developments. Following management’s formal remarks there will be a question-and-answer session.

Participants are asked to preregister for the call at the following link: https://dpregister.com/sreg/10190959/fd1589a7fa

Please note that registered participants will receive their dial-in number upon registration and will dial directly into the call without delay. Those without Internet access or who are unable to pre-register may dial in by calling 1-844-481-2698 (domestic) or 1-412-317-0655 (international).

Please join at least 5-10 minutes prior to the scheduled start and follow the operator’s instructions. When requested, please ask for “AMMO, Inc. First Quarter 2025 Conference Call.”

The conference call will also be available through a live webcast at the following link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=mju9ciSM, which is also available through the Company’s website.

About AMMO, Inc.

With its corporate offices headquartered in Scottsdale, Arizona, AMMO designs and manufactures products for a variety of aptitudes, including law enforcement, military, sport shooting and self-defense. The Company was founded in 2016 with a vision to change, innovate and invigorate the complacent munitions industry. AMMO promotes branded munitions as well as its patented STREAK™ Visual Ammunition, /stelTH/™ subsonic munitions, and specialty rounds for military use via government programs. For more information, please visit: www.ammo-inc.com.

About GunBroker.com

GunBroker.com is the largest online marketplace dedicated to firearms, hunting, shooting and related products. Aside from merchandise bearing its logo, GunBroker.com currently sells none of the items listed on its website. Third-party sellers list items on the site and Federal and state laws govern the sale of firearms and other restricted items. Ownership policies and regulations are followed using licensed firearms dealers as transfer agents. Launched in 1999, GunBroker.com is an informative, secure and safe way to buy and sell firearms, ammunition, air guns, archery equipment, knives and swords, firearms accessories and hunting/shooting gear online. GunBroker.com promotes responsible ownership of guns and firearms. For more information, please visit: www.gunbroker.com.

Forward Looking Statements

This document contains certain “forward-looking statements”. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies, goals and objectives of management for future operations; any statements concerning proposed new products and services or developments thereof; any statements regarding future economic conditions or performance; any statements or belief; and any statements of assumptions underlying any of the foregoing.

Forward looking statements may include the words “may,” “could,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words, or the negative thereof. These forward-looking statements present our estimates and assumptions only as of the date of this report. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the dates they are made. You should, however, consult further disclosures and risk factors we include in Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Reports filed on Form 8-K.

Investor Contact:
CoreIR
Phone: (212) 655-0924
IR@ammo-inc.com

Source: AMMO, Inc.

AMMO, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2024	March 31, 2024
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$50,754,570	$55,586,441
Accounts receivable, net	19,436,712	28,221,321
Due from related parties	4,800,000	-
Inventories	54,717,709	45,563,334
Prepaid expenses	4,244,197	2,154,170
Total Current Assets	133,953,188	131,525,266

Equipment, net	57,998,933	58,082,040

Other Assets:
Deposits	1,325,806	349,278
Patents, net	4,415,924	4,539,290
Other intangible assets, net	107,982,842	111,049,067
Goodwill	90,870,094	90,870,094
Right of use assets - operating leases	1,825,564	2,000,093
Deferred income tax asset	4,046,430	1,487,088
TOTAL ASSETS	$402,418,781	$399,902,216

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$22,678,651	$23,156,495
Accrued liabilities	17,141,591	7,030,667
Current portion of operating lease liability	488,887	479,651
Current portion of construction note payable	276,616	273,459
Insurance premium note payable	1,680,594	-
Total Current Liabilities	42,266,339	30,940,272

Long-term Liabilities:
Contingent consideration payable	39,852	59,838
Construction note payable, net of unamortized issuance costs	10,710,081	10,735,241
Operating lease liability, net of current portion	1,426,740	1,609,836
Total Liabilities	54,443,012	43,345,187

Shareholders’ Equity:
Series A cumulative perpetual preferred Stock 8.75%, ($25.00 per share, $0.001 par value) 1,400,000 shares issued and outstanding as of June 30, 2024 and March 31, 2024, respectively	1,400	1,400
Common stock, $0.001 par value, 200,000,000 shares authorized 120,686,636 and 120,531,507 shares issued and 118,756,733 and 119,181,067 outstanding at June 30, 2024 and March 31, 2024, respectively	118,757	119,181
Additional paid-in capital	397,079,854	396,730,170
Accumulated deficit	(45,455,985)	(37,620,566)
Treasury Stock	(3,768,257)	(2,673,156)
Total Shareholders’ Equity	347,975,769	356,557,029
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$402,418,781	$399,902,216

AMMO, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended June 30,
	2024	2023

Net Revenues
Ammunition sales(1)	$13,359,554	$14,106,029
Marketplace revenue	12,281,991	13,912,202
Casing sales	5,312,005	6,236,344
	30,953,550	34,254,575

Cost of Revenues	21,164,428	20,230,035
Gross Profit	9,789,122	14,024,540

Operating Expenses
Selling and marketing	298,613	295,581
Corporate general and administrative	11,323,078	7,947,563
Employee salaries and related expenses	4,462,101	4,116,280
Depreciation and amortization expense	3,381,669	3,344,043
Total operating expenses	19,465,461	15,703,467
Loss from Operations	(9,676,339)	(1,678,927)

Other Income
Other income	252,232	692,951
Interest expense	(196,522)	(204,201)
Total other income	55,710	488,750

Loss before Income Taxes	(9,620,629)	(1,190,177)

Provision for Income Taxes	(2,559,342)	(97,144)

Net Loss	(7,061,287)	(1,093,033)

Preferred Stock Dividend	(774,132)	(774,132)

Net Loss Attributable to Common Stock Shareholders	$(7,835,419)	$(1,867,165)

Net Loss per share
Basic	$(0.07)	$(0.02)
Diluted	$(0.07)	$(0.02)

Weighted average number of shares outstanding
Basic	119,105,502	117,713,805
Diluted	119,105,502	117,713,805

(1)	Included in revenue for the three months ended June 30, 2024 and 2023 are excise taxes of $1,303,603 and $1,175,796, respectively.

AMMO, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	For the Three Months Ended June 30,
	2024	2023

Cash flows from operating activities:
Net Loss	$(7,061,287)	$(1,093,033)
Adjustments to reconcile Net Loss to Net Cash provided by/(used in) operations:
Depreciation and amortization	4,692,556	4,620,087
Debt discount amortization	20,813	20,813
Employee stock awards	606,199	822,797
Stock grants	68,750	50,750
Common stock purchase options	41,055	-
Contingent consideration payable fair value	(19,986)	(21,024)
Allowance for doubtful accounts	87,689	909,717
Reduction in right of use asset	174,529	120,216
Deferred income taxes	(2,559,342)	(97,144)
Changes in Current Assets and Liabilities
Accounts receivable	8,696,920	7,088,437
Due from related parties	(4,800,000)	-
Inventories	(9,154,375)	(1,579,836)
Prepaid expenses	312,409	888,412
Deposits	(976,528)	2,964,365
Accounts payable	(477,844)	(1,722,783)
Accrued liabilities	9,974,813	152,021
Operating lease liability	(173,860)	(127,704)
Net cash provided by/(used in) operating activities	(547,489)	12,996,091

Cash flows from investing activities:
Purchase of equipment	(1,419,857)	(1,313,939)
Net cash used in investing activities	(1,419,857)	(1,313,939)

Cash flow from financing activities:
Payments on insurance premium note payment	(721,842)	(970,541)
Payments on construction note payable	(42,816)	(64,959)
Proceeds from factoring liability	-	14,610,314
Payments on factoring liability	-	(14,610,314)
Payments on note payable - related party	-	(180,850)
Preferred stock dividends paid	(638,021)	(638,038)
Repurchase of common shares	(366,164)	-
Common stock repurchase plan	(1,095,682)	(1,456,744)
Net cash used in financing activities	(2,864,525)	(3,311,132)

Net increase/(decrease) in cash	(4,831,871)	8,371,020
Cash, beginning of period	55,586,441	39,634,027
Cash, end of period	$50,754,570	$48,005,047

(Continued)

AMMO, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	For the Three Months Ended June 30,
	2024	2023

Supplemental cash flow disclosures:
Cash paid during the period for:
Interest	$196,552	$184,385
Income taxes	$-	$-

Non-cash investing and financing activities:
Insurance premium note payment	$2,402,436	$1,056,199
Dividends accumulated on preferred stock	$136,111	$136,094

The accompanying notes are an integral part of these condensed consolidated financial statements.

Non-GAAP Financial Measures

We analyze operational and financial data to evaluate our business, allocate our resources, and assess our performance. In addition to total net sales, net loss, and other results under accounting principles generally accepted in the United States (“GAAP”), the following information includes key operating metrics and non-GAAP financial measures we use to evaluate our business. We believe these measures are useful for period-to-period comparisons of the Company. We have included these non-GAAP financial measures in this Current Report on Form 8-K because they are key measures we use to evaluate our operational performance, produce future strategies for our operations, and make strategic decisions, including those relating to operating expenses and the allocation of our resources. Accordingly, we believe these measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Reconciliation of GAAP net loss to Adjusted EBITDA

Adjusted EBITDA

	For the Three Months Ended
	30-Jun-24	30-Jun-23

Reconciliation of GAAP net loss to Adjusted EBITDA
Net Loss	$(7,061,287)	$(1,093,033)
Provision for income taxes	(2,559,342)	(97,144)
Depreciation and amortization	4,692,556	4,620,087
Interest expense, net	196,522	204,201
Employee stock awards	606,199	822,797
Stock grants	68,750	50,750
Common stock purchase options	41,055	-
Other income, net	(252,232)	(692,951)
Contingent consideration fair value	(19,986)	(21,024)
Other nonrecurring expenses(1)	6,249,893	2,759,726
Adjusted EBITDA	$1,962,128	$6,553,409

1)	For the three months ended June 30, 2024 and 2023, other nonrecurring expenses consist of professional and legal fees that are nonrecurring in nature. There were $3.2 million in expenses related to the settlement contingency included in other nonrecurring expenses for the three months ended June 30, 2024.

Reconciliation of GAAP net income to Fully Diluted EPS

	For the Three Months Ended
	30-Jun-24		30-Jun-23
Reconciliation of GAAP net loss to Fully Diluted EPS
Net Loss	$(7,061,287)	$(0.06)	$(1,093,033)	$(0.01)
Depreciation and amortization	4,692,556	0.04	4,620,087	0.04
Interest expense, net	196,522	-	204,201	-
Employee stock awards	606,199	0.01	822,797	0.01
Stock grants	68,750	-	50,750	-
Contingent consideration fair value	(19,986)	-	(21,024)	-
Nonrecurring expenses	6,249,893	0.05	2,759,726	0.03
Tax effect(1)	(3,154,317)	(0.03)	(2,009,764)	(0.02)
Adjusted Net Income	$1,578,330	$0.01	$5,333,740	$0.05

(1)	Tax effects are estimated by applying the statutory rate to each applicable Non-GAAP adjustment.

	For the Three Months Ended June 30,
	2024	2023
Weighted average number of shares outstanding
Basic	119,105,502	117,713,805
Diluted	119,105,502	117,713,805